EXHIBIT 99.1

Hooker to Distribute Shares to Former Employee Stock Ownership Participants

MARTINSVILLE, Va., Oct. 16, 2008 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (Nasdaq:HOFT) announced today that on or about October 24, 2008, the Company will distribute approximately 1.7 million shares of its common stock to 1,066 current and former employees who participated in the Company's Employee Stock Ownership Plan (ESOP). The ESOP shares, which have been issued and outstanding but unavailable to trade, will become freely tradable upon distribution.

On January 26, 2007, in a move to reduce costs, increase competitiveness and better align employee benefits with its new business model, Hooker terminated the ESOP. As a result of the termination, 1.2 million previously unallocated shares of Hooker common stock held by the ESOP have been allocated to eligible participants, bringing the total shares currently held in participant accounts to 1.7 million shares. The Company recently obtained a favorable determination from the Internal Revenue Service regarding the qualified status of the ESOP, which has enabled the Company to distribute the ESOP shares to plan participants.

Under the terms of the ESOP, participants were given the option of rolling over or transferring their ESOP account balance to the Company's 401(k) plan; electing to have all or part of the account balance distributed to him or her; or rolling over the balance to an individual retirement account or another employer's retirement plan.

The distribution will have no effect on Hooker's third quarter results or financial statements, as all transactions resulting from the ESOP termination have been recorded in previously reported periods. Based upon the closing market price of the shares on October 16, 2008 of $14.36, the aggregate market value of the shares to be distributed is $24.4 million.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2007 shipments to U.S. retailers, Hooker Furniture Corporation is an 84-year-old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, bedroom and bath furniture under the Hooker Furniture brand and youth bedroom furniture sold under the Opus Designs brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

CONTACT:  Hooker Furniture Corporation
          Larry Ryder, Executive Vice President-Finance
           and Administration
          276-632-2133